EXHIBIT 99.4

News Release
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Sitrick and Company, Inc.
Los Angeles/New York


                         Contact:  Sitrick and Company, Inc.
                                   Rivian Bell
                                   (310) 788-2850
                                   (800) 686-1910 (24 hour pager)
For Immediate Release
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       SMITH CORONA BRINGS THREE UNITS INTO CHAPTER 11 CASE
                        TO PROTECT ASSETS


     New Canaan, Conn. -- Oct. 31, 1996 -- Smith Corona Corporation today filed voluntary Chapter 11 petitions for three wholly-owned domestic subsidiaries: Smith Corona Overseas, Holdings, Inc.; SCM Inter-American Corporation; and SCM (United Kingdom) Limited. The primary purpose of the filings, which will have no effect on operations, is to better protect corporate assets during the reorganization period.

     According to Ronald F. Stengel, Smith Corona president and chief executive officer, "These units are legal entities with virtually no employees. By bringing them under Chapter 11 protection, we hope to include them in the substantive consolidation for the previously filed debtors which was recently approved by the Bankruptcy Court. Today's filings will have no effect on any of the company's operations in the U.S. or abroad."

     Smith Corona is a leading worldwide manufacturer and marketer of personal word processors, portable electric typewriters, fax machines, label printers, and other products and accessories for use in the office, home and school. The company filed under Chapter 11 of the U.S. Bankruptcy Code on July 5,
1995.


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